UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 22, 2022

Tempo Automation Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39406 (Commission File Number)	92-1138525 (IRS Employer Identification No.)

2460 Alameda St., San Francisco, CA (Address of principal executive offices)	94103 (Zip Code)

(415) 320-1261
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	TMPO	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	TMPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Domestication and Transactions

As previously announced, ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE” and, immediately after the Domestication as described below, “New Tempo”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022, with ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of ACE (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (“Legacy Tempo”), as amended on September 7, 2022 and September 23, 2022 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Tempo, with Legacy Tempo surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On November 22, 2022 (the “Closing Date”), as contemplated by the Merger Agreement and described in the section titled “Domestication Proposal” beginning on page 189 of the final prospectus and definitive proxy statement, dated November 1, 2022 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), ACE filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE was domesticated and continues as a Delaware corporation, changing its name to “Tempo Automation Holdings, Inc.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares converted automatically, on a one-for-one basis, into a share of New Tempo common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares converted automatically, on a one-for-one basis, into a share of New Tempo common stock, (3) each of the then issued and outstanding ACE warrants converted automatically into a New Tempo warrant, pursuant to that certain Warrant Agreement, dated as of July 27, 2020, between ACE and Continental Stock Transfer & Trust Company and (4) each of the then issued and outstanding units of ACE that had not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof were cancelled and entitled the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. No fractional warrants will be issued.

On the Closing Date, as contemplated by the Merger Agreement and described in the section titled “Business Combination Proposal” beginning on page 128 of the Proxy Statement/Prospectus, ACE, Tempo and Merger Sub consummated the business combination contemplated by the Merger Agreement (the “Closing”) whereby (i)  Merger Sub was merged with and into Legacy Tempo, with Legacy Tempo surviving the merger as a wholly owned subsidiary of the Company and (ii) ACE changed its name to “Tempo Automation Holdings, Inc.”

The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement and each amendment thereto, which are attached as Exhibits 2.1, 2.2, and 2.3 to this Current Report on Form 8-K (this “Report”), each of which is incorporated herein by reference.

Unless the context otherwise requires, “we,” “us,” “our,” “New Tempo” and the “Company” refer to Tempo Automation Holdings, Inc., a Delaware corporation (f/k/a ACE Convergence Acquisition Corp., then a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “ACE” refer to ACE Convergence Acquisition Corp., a Cayman Islands exempted company, prior to the Domestication. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Report but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Basis of Presentation and Glossary” beginning on page i thereof, and such definitions are incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

First Amended and Restated Loan and Security Agreement

On November 22, 2022, in connection with the closing of the Business Combination, Legacy Tempo entered into that certain First Amended and Restated Loan and Security Agreement, dated as of November 22, 2022 (the “LSA”), by and among, Legacy Tempo, as borrower, Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and, together with SCI, DCO, CEOF and SQNTA, the “Lenders” and each a “Lender”), and Ocean II PLO LLC, as administrative and collateral agent for the Lenders (the “Agent”), pursuant to which the Lenders committed to lend Legacy Tempo up to $20.0 million in term loan financing (the “LSA Facility”). The LSA amended and restated in its entirety that certain Loan and Security Agreement, dated as of October 13, 2021, by and among Legacy Tempo, the Lenders and the Agent, as amended (the “Prior LSA”). The LSA is secured by the assets of Legacy Tempo and its subsidiaries. Additionally, in connection with Legacy Tempo’s entry into the LSA, Tempo entered into certain agreements pursuant to which, among other things, Tempo agreed to join the LSA as a party and guarantee Legacy Tempo’s obligations thereunder. The LSA Facility matures on December 1, 2025 (the “Maturity Date”).

On November 22, 2022, concurrently with Legacy Tempo’s entry into the LSA, Legacy Tempo repaid a portion of the outstanding balance under the Prior LSA to the Lenders in a cash amount equal to $3.0 million. Additionally, the Lenders entered into the Lender Subscription Agreements pursuant to which a portion of the outstanding balance under the Prior LSA in an amount equal to $7.0 million into shares of Common Stock at a conversion rate of $10.00 per share.

Interest on any advance under the LSA Facility will accrue at a rate equal to the greater of (i) 9.75% and (ii) 4.25% plus the prime rate then in effect (the “Basic Rate”) and will be payable in advance on the first day business day of each month and the first business day of each month thereafter until such advance has been paid in full. In addition, interest is paid in kind (“PIK”) at a per annum annual rate of 3.25%, which will be capitalized and compounded, and added to the principal balance of the LSA Facility, on a monthly basis, following which time it will accrue interest at the Basic Rate. At any time that an Event of Default (as defined in the LSA) has occurred and is continuing, at the Agent’s election, Legacy Tempo will also be required to pay interest under the LSA Facility from the date of such Event of Default until such Event of Default is cured at a rate equal to the then applicable Basic Rate plus 5.0%.

On November 22, 2022, as a condition to Legacy Tempo’s entry into the LSA, Legacy Tempo paid the Agent for the benefit of the Lenders an original discount fee in an amount equal to $300,000. On the Maturity Date, Legacy Tempo will be required to pay to the Agent for the benefit of the Lenders a final payment fee equal to $600,000. Additionally, if Legacy Tempo fails to make any payment when due, Legacy Tempo will pay a late fee to the Agent on behalf of the Lenders in an amount equal to the lesser of (i) 5.0% of such unpaid amount and (ii) the maximum amount permitted to be charged under applicable law. Legacy Tempo is also required to reimburse all unpaid expenses of the Lenders upon demand.

The LSA includes customary representations, warranties, covenants and events of default, including certain covenants that, subject to certain exceptions and qualifications, among other things, limit Legacy Tempo’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, make certain investments, declare or pay dividends or make distributions on capital stock, consummate certain extraordinary transactions, enter into transactions with affiliates or incur liens. Additionally, the Agent is entitled to have a single representative attend all meetings of the Board.

Legacy Tempo expects to use the proceeds of the Facility for general corporate purposes and for growth-related initiatives and acquisitions.

The foregoing description of the LSA does not purport to be complete and is qualified in its entirety by reference to the full text of the LSA, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

2

PIPE Investment

As previously disclosed, on September 7, 2022, the Company and certain investors named therein (each, an “Initial Subscriber” and collectively, the “Initial Subscribers”), entered into Third Amended and Restated Subscription Agreements (each, a “Third A&R Subscription Agreement” and collectively, the “Third A&R Subscription Agreements”) pursuant to which the Initial Subscribers agreed to purchase, and the Company agreed to sell to the Initial Subscribers, an aggregate of up to 550,000 shares (the “Initial Committed Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

On November 22, 2022, in connection with the consummation of the Business Combination, the Company entered into subscription agreements (each, a “Lender Subscription Agreement” and collectively, the “Lender Subscription Agreements” and together with the Third A&R Subscription Agreements, the “Subscription Agreements”) with each of the Lenders pursuant to which the Lenders agreed to purchase, and the Company agreed to issue and sell to the Lenders, an aggregate of 700,000 shares of Common Stock (collectively, the “Lender Committed Shares” and together with the Initial Committed Shares, the “Committed PIPE Shares”), at a purchase price of $10.00 per share (or an aggregate purchase price of $7,000,000), which purchase price was paid by offsetting it against a corresponding amount of the outstanding balance under the Prior LSA in accordance with the terms of the Prior LSA.

The purpose of the sale of the Committed PIPE Shares was to raise additional capital for use in connection with the Business Combination. The obligations to consummate the transactions contemplated by the Subscription Agreements were subject to the satisfaction or waiver of customary closing conditions, including, among other things, the consummation of the Merger and the Transactions.

Additionally, as an inducement to the Initial Subscribers’ and the Lenders’ entry into the Subscription Agreements, the Company agreed to issue up to 2,000,000 additional shares of Common Stock (the “PIPE Incentive Shares”) to each of (i) the Initial Subscribers pursuant to the Third A&R Subscription Agreements and (ii) the LSA Subscribers pursuant to the Lender Subscription Agreements, on a pro rata basis with respect to each PIPE investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Subscription Agreements. The Committed PIPE Shares and PIPE Incentive Shares (collectively, the PIPE Shares”) are identical to the shares of Common Stock that were held by ACE’s public shareholders at the time of the Closing (post-Domestication), except that the PIPE Shares were not entitled to any redemption rights and have not as yet been registered with the SEC. The sale of PIPE Shares was consummated concurrently with the Closing.

On November 22, 2022, immediately following the Closing, the Company issued (i) 1,230,000 shares of Common Stock to the Initial Subscribers (including 350,000 Initial Committed PIPE Shares and 880,000 PIPE Incentive Shares) and (ii) 1,820,000 shares of Common Stock to the LSA Subscribers (including 700,000 Committed PIPE Shares and 1,120,000 PIPE Incentive Shares) in accordance with the terms of the Subscription Agreements (collectively, the “PIPE Investment”). The shares of Common Stock issued in the Subscription Agreements were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Subscription Agreements.

The foregoing descriptions of the Third A&R Subscription Agreements and the Lender Subscription Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Third A&R Subscription Agreement and form of Lender Subscription Agreement, respectively, which are filed as Exhibits 10.9 and 10.10 to this Report and are incorporated herein by reference.

Registration Rights Agreement

On November 22, 2022, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Tempo, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), certain stockholders of Legacy Tempo, each director and officer of ACE, and certain other parties entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 145 titled “Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

3

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Report and is incorporated herein by reference.

Lock-Up Agreement

On November 22, 2022, with the consummation of the Business Combination and as contemplated by the Merger Agreement, (a) certain former Legacy Tempo stockholders, (b) the Sponsor and (c) certain parties affiliated with the Sponsor, have each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise with respect to the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction of the types specified in clause (i) or (ii) until the date that is 365 days after the Closing Date (the period from the date of the agreement until such date, the “Lock-Up Period”).

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreement, which is filed as Exhibit 10.3 to this Report and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in the “Introductory Note—Domestication and Transactions” above is incorporated into this Item 2.01 by reference.

As described in Item 1.01 above, on November 17, 2022, ACE held the Extraordinary General Meeting, at which the ACE shareholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the Transactions. On November 22, 2022, the parties consummated the Business Combination. In connection with the Closing, the Company changed its name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.”

Holders of 473,929 ACE Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), sold in its initial public offering (the “Initial Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from ACE’s initial public offering, which was approximately $10.30 per share, or approximately $4.9 million in the aggregate.

As a result of the Business Combination, each share of Legacy Tempo preferred stock and common stock was converted into the right to receive approximately 0.17 shares of Common Stock.

Additionally, immediately prior to the Domestication, the 3,160,570 ACE Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), held by the Sponsor were exchanged for 2,030,786 Class A Ordinary Shares, which Class A Ordinary Shares automatically converted to shares of Common Stock on a one-for-one basis in the Domestication. 565,000 of such shares of Common Stock are subject to potential forfeiture if certain vesting conditions are not met.

As described in Item 1.01 above, on November 22, 2022, pursuant to the Subscription Agreements, the Company issued and sold to the Initial Subscribers and LSA Subscribers immediately prior to the closing of the Merger an aggregate of 3,050,000 shares of Common Stock, including 2,000,000 PIPE Incentive Shares.

After giving effect to the Transactions, the redemption of Initial Shares as described above, and the consummation of the PIPE Investment, there are currently approximately 26,393,289 shares of Common Stock issued and outstanding.

The Common Stock and warrants commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbols “TMPO” and “TMPOW,” respectively, on November 23, 2022, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination.

4

As noted above, at Closing, an aggregate of approximately $4.9 million was paid from the Company’s trust account to holders that properly exercised their right to have Initial Shares redeemed, and the remaining balance immediately prior to the Closing of approximately $23.4 million remained in the trust account. A portion of the remaining amount in the trust account was used to, among other things, pay transaction expenses in connection with the Business Combination, pay the deferred underwriting fees incurred in connection with ACE’s initial public offering, repayment of Legacy Tempo debt and fees incurred thereto, and the remainder was retained by the Company and is expected to be used for general corporate purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the disclosures of the material terms and conditions of the LSA and the LSA Facility in Item 1.01 above are incorporated into this Item 2.03 by reference.

5

Form 10 Information

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions and the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	the ability to maintain the listing of the shares of Common Stock and warrants of the Company on Nasdaq;

•	our Common Stock and warrants’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, officers, key employees or directors of the Company;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	the impact of the ongoing COVID-19 pandemic;

•	the success of strategic relationships with third parties;

•	the Company’s ability to execute its business strategy;

•	the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the Company’s financial performance;

•	the ability of the Company to expand or maintain its existing customer base; and

•	other risks and uncertainties described in the Proxy Statement/Prospectus, including those under the section entitled “Risk Factors.”

6

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section entitled “Information About Tempo” beginning on page 274 thereof and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 73 thereof and are incorporated herein by reference. A summary of the risks associated with the Company’s business are also described on pages 67-69 of the Proxy Statement/Prospectus under the heading “Summary Risk Factors” and are incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022 and 2021 of Legacy Tempo set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Tempo’s financial position, results of operations and cash flows for the period indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Tempo as of and for the years ended December 31, 2021 and 2020 and the related notes included in the Proxy Statement/Prospectus, the section entitled “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 281 of the Proxy Statement/Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 225 of the Proxy Statement/Prospectus and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of the nine months ended September 30, 2022 and for the year ended December 31, 2021 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Tempo as of and for the six months ended June 30, 2022 and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section titled “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 281 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operations of Legacy Tempo as of and for the nine months ended September 30, 2022 and 2021 is set forth below.

7

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Financial Information” and our financial statements and related notes included as Exhibit 99.1 to this Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Forward-Looking Statements” included elsewhere in this Report.

Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. References in this section to “Tempo,” “we,” “our,” “us” and the “Company” generally refer to Legacy Tempo and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with artificial intelligence (“AI”) that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.

Headquartered in San Francisco, California and founded in 2013, Tempo works with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as Printed Circuit Board Assemblies (“PCBAs”). The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a Printed Circuit Board (“PCB”), which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.

During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. Based on IPC’s 2012-2013, 2018, and 2019 Annual Reports and Forecasts for the North American EMS Industry, the estimated size of this electronics prototyping and on-demand production market in the United States is approximately $290.0 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle to consistently satisfy customer demands manually. Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:

•	Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.

•	Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

•	Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

8

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.

Growth Strategy and Outlook

Tempo’s growth strategy has two elements:

1.	Enhance our automated, intelligent process to benefit the customer experience. As we take more orders, we accumulate more data. More data helps us deliver a better customer experience, which, in turn, drives more orders — a virtuous cycle. Further, additional orders yield additional gross profit, which we can use to accelerate our R&D investment in our software platform.

2.	Make disciplined inorganic investments. The $290.0 billion fragmented landscape is a target- rich environment for tech-enabled M&A, with an estimated 34 M&A transactions completed in the North American electronics manufacturing services (which we refer to as PCBA) and PCB sectors in 2021 according to GP Ventures, Ltd as of January 2022. To execute this strategy, we plan to leverage our leadership team’s decades of acquisition and integration experience. We expect that our software platform will confer top-line and bottom-line benefits to the targets we acquire. In addition, we expect that future acquisitions will provide further fuel, in the form of data, for enhancing our platform.

The Business Combination

Tempo entered into the Merger Agreement with ACE and Merger Sub on August 12, 2022. Pursuant to the Merger Agreement, and assuming a favorable vote of ACE’s stockholders, Merger Sub, a wholly owned subsidiary of ACE, will be merged with and into Tempo. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and we shall continue as the surviving corporation of the Merger. Tempo will be the wholly owned subsidiary of ACE, and ACE will change its name to “Tempo Automation Holdings, Inc.” Tempo will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Tempo’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

On July 1, 2022, ACE and Tempo entered into the First Amendment to the ACE Merger Agreement (the “Amendment”). As a result of the Amendment, all outstanding shares of Tempo common stock (after giving effect to the Company’s preferred conversion) as of immediately prior to the closing, and, together with shares of Tempo common stock reserved in respect of the Company’s options and restricted stock units as of immediately prior to the closing will be converted into awards based on New Tempo common stock. These conversions are subject to terms and conditions mentioned in the Amendment.

On September 7, 2022, ACE and Tempo entered into the First Amendment to the Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Agreement Amendment”). As a result of the Amended and Restated Agreement Amendment, the Base Purchase Price was changed from $235,000,000 to $257,927,013.

On September 9, 2022, Tempo issued retention awards in the form of Tempo RSUs to certain eligible employees and directors of Tempo. On September 23, 2022, ACE and Tempo entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, that all awards of Tempo RSUs that are outstanding at the closing of the Business Combination will, at the Effective Time, be converted into (a) New Tempo RSUs and (b) the right to receive a number of Tempo Earnout Shares.

The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, ACE will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Tempo’s balance sheet at September 30, 2022). Approximately $285.7 million estimated post-transaction equity value based on current assumptions with $26.9 million in gross cash proceeds to Tempo consisting of $23.4 million from cash in trust by ACE and $3.5 million from other financing sources. See “Unaudited Pro Forma Condensed Combined Financial Information.”

9

As a consequence of the Merger, Tempo will become the successor to an SEC-registered and Nasdaq-listed company which will require Tempo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Tempo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Comparability of Financial Information

The following tables contain summary historical financial data of Tempo for the periods as indicated.

Tempo’s statement of operations for the nine month periods ended September 30, 2022 and 2021 are derived from the unaudited interim condensed financial statements.

	Nine Months Ended September 30,
(In thousands)	2022	2021
Statement of Operations Data:
Revenue	$9,146	$13,354
Cost of revenue	8,141	10,696
Gross profit	1,005	2,658
Operating expenses
Research and development	8,317	6,538
Sales and marketing	7,363	6,504
General and administrative	9,992	12,098
Impairment loss	297	—
Total operating expenses	25,969	25,140
Loss from operations	(24,964)	(22,482)
Other income (expense), net
Interest expense	(6,902)	(2,069)
Other financing cost	(30,793)	—
Interest income	7	3
Loss on debt extinguishment	(38,939)	—
Other income (expense)	(4)	2,500
Change in fair value of warrant and derivatives	5,674	(2,340)
Change in fair value of debt	(597)	—
Total other income (expense), net	(71,554)	(1,906)
Loss before income taxes	(96,518)	(24,388)
Income tax provision	—	—
Net loss	$(96,518)	$(24,388)

10

Key Financial Definitions/Components of Results of Operations

Revenue

Tempo generates revenue by manufacturing electronics in the form of Printed Circuit Board Assemblies (“PCBAs”). It produces prototype and on-demand production PCBAs for engineers with urgent, high complexity projects. Our contracts consist of a single performance obligation of completed PCBA and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price. Revenue is recognized over time using the cost input method. Over time recognition was applied as products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date.

Our customer base consists primarily of leading innovators in space, semiconductor, aviation & defense, medical device, and industrial & e-commerce industries. We enter into a purchase order with each customer and ensure that the purchase orders are executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

Operating Expenses

Cost of revenue

Cost of revenue primarily includes direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.

11

Research and development expense

Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also include professional fees payable to third-parties, license and subscription fees for development tools, and manufacturing-related costs associated with product development. With the additional resources that come from the business combination, we expect to increase our investment in research and development.

Sales and marketing expense

Sales and marketing expenses consist of personnel and related expenses for our employees working in sales and marketing and business development departments including salaries, bonuses, payroll taxes, and stock-based compensation. Also included are non-personnel costs such as marketing activities, professional and other consulting fees. With the additional resources that come from the business combination, we expect to increase our investment in sales and marketing.

General and administrative expense

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We also expect that after the merger, we will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Impairment loss

The Company abandoned a section of their operating lease for the remainder of the lease term and has no intention of subleasing the space. The Company reassessed their asset grouping as the deployment of the ROU asset had changed and determined the abandoned lease was a new asset group. The Company concluded the abandoned section of their ROU asset was not recoverable and recognized an impairment charge within impairment loss in the condensed statements of operations.

Impacts Related to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel, and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter of 2020. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.

Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. The Company’s operations expose it to the COVID-19 pandemic, which has had and may continue to have an adverse impact on Tempo’s employees, operations, supply chain and distribution system. However, uncertainty resulting from the global pandemic could result in unforeseen disruptions that could impact our operations going forward.

12

If the Company’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, the Company may have difficulty sourcing materials necessary to fulfill production requirement. Due to the COVID-19 pandemic, Tempo has experienced some supply chain constraints, including with respect to semiconductor components, and has responded by ordering larger quantities of these components to ensure an adequate supply. COVID-19 has also impacted the Company’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. We have also not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

For additional information on risk factors that could impact our results, please refer to “Risk Factors”.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires Tempo’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and stock-based compensation. Tempo also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 2 to Tempo’s annual financial statements as of and for the years ended December 31, 2021 and 2020.

Revenue Recognition

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these services using the five-step method required by ASC 606:

1) Identify the contract with a customer:

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We enter into a purchase order with each customer and ensure the purchase order is executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

2) Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products and services either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract. Our contracts consist of a single performance obligation of completed PCBAs.

As part of the term and conditions of the customer contract, we generally offer a warranty for a period of one year. This type of warranty provides the customers with assurance that the related assembled product will function as intended and complies with any agreed upon specifications. Therefore, as the warranty cannot be purchased separately and only provides assurance that the product complies with agreed-upon specifications, the warranty is not considered a separate performance obligation.

3) Determine the transaction price:

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring products and services to the customer. The transaction price consists of fixed consideration as noted in each purchase order. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that contracts do not include a significant financing component. We elected a practical expedient available under ASC 606 which permits us to not adjust the amount of consideration for the effects of a significant financing component if, at contract inception, the expected period between the transfer of promised goods or services and customer payment is one year or less.

13

4) Allocate the transaction price to performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Each purchase order contains only one performance obligation and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price and the entire transaction price is allocated to the single performance obligation. All manufactured products are highly customized, and therefore, priced independently.

5) Recognize revenue when or as the company satisfies a performance obligation:

For each performance obligation identified, we determine at contract inception whether the performance obligation is satisfied over time or at a point in time. The transfer of control for our products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. We have selected a cost incurred input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost input method is representative of the value provided to the customer as it represents our performance completed to date. We typically satisfy our performance obligations in one month or less. We have elected to treat shipping and handling activities as fulfillment costs and also elected to record revenue net of sales and other similar taxes.

Stock-Based Compensation

Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of our estimates prove to be inaccurate, our net loss and operating results could be adversely affected.

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends and (5) the fair value of our common stock. These assumptions are estimated as follows:

• Volatility.   Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that its considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

• Expected term.   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and primarily calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

• Risk-free rate.   The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.

• Expected dividend yield.   The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

14

• Fair value of common stock.   The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the board of directors, with input from management.

Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock on the grant date of the stock-based award by considering a number of objective and subjective factors, including 409A valuations of the Company’s common stock, valuations of comparable companies, sales of the Company’s common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.

Historically, we have determined the fair value of our common stock underlying option grants, by considering a variety of factors including, among other things, timely valuations of our common stock prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value, including important developments in our operations, stage of development, valuations performed by an independent third-party valuation firm, sales of our preferred stock, actual operating results and financial performance, the conditions in similar industry sectors and the economy in general, the stock price performance and volatility of comparable public companies, the lack of liquidity of our equity, and the likelihood of achieving a liquidity event, such as an initial public offering, merger or sale of the company.

During the nine months ended September 30, 2022 and the fiscal years 2021 and 2020, the Company performed periodic valuations of its common stock. As of March 31, 2020, the 409A valuation yielded a common share value of $0.94 per share. The valuation was derived under an income method which values the Company based on the present value of its future earning capacity. At the time of the 2020 valuation, the Company had been negatively impacted by the COVID-19 pandemic which adversely impacted projected revenue growth. In the Company’s March 2021 409A valuation, the Company projected a 55% growth in revenue over the next twelve months when compared to the same period in the prior year. The revenue recovery from the impact of the COVID-19 pandemic, contributed significantly to a 60.6% increase in fair value to $1.52 per common share, up from the prior 409A valuation prepared in March 2020. Other assumptions used in the March 2021 409A valuation included a time to exit of three (3) years, which decreased from the March 2020 409A valuation that used four and a half (4.5) years. The decrease in the time to exit between the dates resulted in a downward adjustment of the discount for lack of marketability (“DLOM”) from 40% to 30%.

In March 2021, the Company expressed interest in pursuing a business combination/merger with a special purpose acquisition company (“SPAC”), however as of March 31, 2021 had not engaged with advisors or initiated discussions with any SPAC. On May 25, 2021, the Company presented on Tempo’s business, operations, and finances to professional consultants for guidance on seeking a SPAC merger. On July 8, 2021 the Company executed a mutual NDA with ACE and provided a template of a letter of intent (“LOI”). Tempo further discussed the possibility of a merger with ACE through the month of July until the LOI was executed on July 17, 2021. The LOI contemplated the merger with ACE together with the Tempo Add-On Acquisitions.

With the signing of the LOI on July 17, 2021, the Company performed an off cycle 409A valuation, which yielded a common stock fair value of $2.82 per share. For such valuation the Company utilized a combination approach relying on (1) a continued operations scenario and (2) a transaction scenario, which we describe as the hybrid method (the “Hybrid Method”). The Hybrid Method is also appropriate when various possible future outcomes are assumed by our management. The Hybrid Method considers a company’s going concern nature, stage of development and the company’s ability to forecast near and long-term future liquidity scenarios. The Hybrid Method was deemed the most appropriate due to the attainment of a non-binding letter of intent with ACE. The outcomes of each scenario are assigned a probability and a future estimated equity value. The Company also considered a secondary transaction which occurred immediately prior to the valuation date in June 2021. The size of the secondary transaction relative to the Company’s total equity valuation resulted in an insignificant comparison. However, given the proximity of the transaction to the valuation date, a five percent weighting was applied. The transaction was determined to be an orderly arm’s length transaction and accordingly was included in the July 17, 2021 409A valuation. The shares sold for $3.66 per common share in the secondary transaction.

15

A description of the two scenarios used in the Hybrid Method as of July 17, 2021 is as follows:

Continuing Operations Scenario:

Under the continued operations scenario (the “Continuing Operations Scenario”), we utilized an income method to estimate the enterprise value of the company and the option pricing model (“OPM”) to allocate the resulting enterprise value to the various classes of our securities, resulting in a per share value of $2.24 per common share, prior to a discount for the lack of marketability being applied. The OPM assumptions included a time to liquidity event of 3 years and a volatility of 70%. A discount for lack of marketability (“DLOM”) of 30% was applied based on various put option models assuming a term of 3 years and a common stock volatility of 70% resulting in a per common share value of $1.57 at July 17, 2021 under the Continuing Operations Scenario. The expected term of 3 years included in the Continuing Operations Scenario OPM and DLOM models remained unchanged from the March 2021 409A valuation, as this continued to be management’s best estimate.

Transaction Scenario:

Under the transaction scenario (the “Transaction Scenario”), the Company assumed an exit event via a SPAC merger on December 31, 2021. The future value is determined as of the exit event date and discounted to the valuation date to determine the present value. The future value is determined by a terminal value based on the next twelve months of projected revenue multiplied by a market multiple. The market multiple is based on a comparison of peer public companies in a similar industry. The Transaction Scenario resulted in a per share value of $3.81 of consideration to be paid to existing Tempo shareholders in the SPAC merger, with such per share value being prepared on a marketable basis. A DLOM of 10% was applied based on various put option models assuming a term of 0.5 years and overall company volatility of 70%, resulting in a per common share value of $3.43 at July 17, 2021 under the Transaction Scenario. The DLOM under the Transaction Scenario is most heavily influenced by the shorter term used of 0.5 years, as compared to 3 years in the Continuing Operations Scenario, resulting in a decreased DLOM.

The application of the Hybrid Method resulted in a per common share value of $2.78 at July 17, 2021. Such value is derived based on a weighted value assigned to the Continuing Operations Scenario ($0.55) at 35% and Transaction Scenario at 65% ($2.23). The weightings reflect the uncertainty regarding the completion of the transaction. Further, the weightings reflect the non-binding nature of the LOI and a merger agreement had not been drafted at the time of valuation. Upon determining the value from the Hybrid Method, a 5% weighting of the June 2021 secondary transaction ($3.66) was applied which resulted in a total value allocation of 95% to the Hybrid Method. The combined value from the Hybrid Method and secondary transaction resulted in a total value of $2.82 per common share as of July 17, 2021.

During July through October 2021, there were initial SPAC meetings with all interested parties which included ACE, Advanced Circuits, Whizz, investment bankers and legal counsel. The meetings included a discussion of, among other things, financial due diligence on Tempo, the acquisition of Advanced Circuits and Whizz, the commitments of PIPE investors, the expansion of a credit facility with SQN and the inclusion of an earnout arrangement with Tempo shareholders. ACE’s board of directors approved the Merger Agreement on October 13, 2021, followed by a joint press release issued by ACE and Tempo on October 14, 2021, announcing the execution of the Merger Agreement.

With the execution of the Merger Agreement, the Company prepared a 409A valuation as of October 15, 2021, resulting in a per common share value of $6.08. The Company value was derived by the continued application of the Hybrid Method. The Hybrid Method utilized similar scenarios as of the prior valuation, however the inputs to those scenarios were updated with relevant figures as of October 15, 2021. The increase in value is primarily attributed to the Transaction Scenario which resulted in a value of $8.04 per common share after the application of a DLOM. The value was determined by an implied price of $10.00 for New Tempo stock, upon which existing Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.806. A DLOM of 3.7% was applied which reflects an exit event in four (4) months and a volatility at 28.2%. The decrease in DLOM is attributable to the decrease in the time to an exit event and volatility. The weighting of the Transaction Scenario increased to 70% which reflects the executed Merger Agreement. The Continuing Operations scenario relied on an Income Approach using similar inputs to prior valuations. The Continuing Operations scenario resulted in a value of $1.49 per common share after the application of a DLOM of 23%. The secondary transaction was not included in the weighting of the October 2021 409A valuation due to the time that had passed since the June 2021 sale and the small size of such sale.

16

The Company prepared an updated 409A valuation as of December 31, 2021, resulting in a per common share value of $7.71. The Company continued to implement the Hybrid Method with inputs updated as of December 31, 2021. The increase in value was primarily related to the Transaction Scenario which resulted in a value of $8.35 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for New Tempo stock, upon which existing Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.822. A DLOM of 3.3% was applied which reflects an exit event in less than four (4) months and a volatility at 27.2%. The weighting of the Transaction Scenario increased to 90% which reflects the filing of the S-4 with the SEC on November 12, 2021 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.97 per common share after the application of a DLOM of 20.3%. The increase in value is primarily attributed to an increase in forecasted revenue as compared to the previous valuation. The DLOM also decreased due to a decrease in volatility and a decrease in the time to an exit event as compared to the previous 409A valuation. The weighting applied to the Continuing Operations Scenario decreased to 10%, commensurate with the increase in the Transaction Scenario weighting.

The Company prepared an updated 409A valuation as of March 31, 2022, resulting in a per common share value of $8.24. The Company continued to implement the Hybrid Method with inputs updated as of March 31, 2022. The increase in value was primarily related to the Transaction Scenario which resulted in a value of $8.96 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for New Tempo stock, upon which existing Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.822. A DLOM of 2.0% was applied which reflects an exit event in less than two (2) months and a volatility at 28.2%. The weighting of the Transaction Scenario remained at 90% which reflects the filing of the S-4 with the SEC on March 17, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.80 per common share after the application of a DLOM of 21.3%.

The Company prepared an updated 409A valuation as of June 30, 2022, resulting in a per common share value of $4.64. The Company continued to implement the Hybrid Method with inputs updated as of June 30, 2022. The decrease in value was primarily related to the Transaction Scenario which resulted in a value of $5.03 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for New Tempo stock, upon which existing Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.503. A DLOM of 3.4% was applied which reflects an exit event in less than three (3) months and a volatility at 31.9%. The weighting of the Transaction Scenario remained at 90% which reflects the filing of the S-4 with the SEC on March 17, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.15 per common share after the application of a DLOM of 23.6%. The decrease in value is primarily attributed to a decrease in the exit value and increase in DLOM. The exit value decreased after giving consideration to relative growth and risk. The DLOM increased due to an increase in volatility as compared to the previous 409A valuation. The weighting applied to the Continuing Operations Scenario remained at 10%.

The Company prepared an updated 409A valuation as of August 31, 2022, resulting in a per common share value of $1.59. The Company continued to implement the Hybrid Method with inputs updated as of August 31, 2022. The decrease in value was primarily related to the Transaction Scenario which resulted in a value of $1.77 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for New Tempo stock, upon which existing Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.183. A DLOM of 3.1% was applied which reflects an exit event in approximately two (2) months and a volatility at 33.0%. The weighting of the Transaction Scenario remained at 90% which reflects the filing of the S-4 with the SEC on August 12, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of zero dollars per common share. The decrease in value is attributed to a near-term decrease in expected cash flows. The discounted cash analysis as of August 31, 2022 indicated a total invested capital value that was lower than the total outstanding debt as of the valuation date, which implied the total stockholders’ equity would have zero value as of August 31, 2022. As such the fair value of common stock in the Continuing Operations Scenario would also be zero. The weighting applied to the Continuing Operations Scenario remained at 10%.

17

Impact on Measurement of Share-based Payment Awards:

Tempo granted approximately 128,594 options and 7.0 million options during the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively. Tempo has included the following chart which reflects the date of the option grant and the number of options granted, and the fair value of the underlying common stock used to value such awards for accounting purposes. The value of $10.00 per common share of the combined entity multiplied by the exchange ratio of 0.1704 (exchanging New Tempo shares in exchange for Tempo shares) results in an implied value of $1.70 per share attributable to the existing Tempo shareholders. The Company’s fair value per common share has increased through 2021 as described above but is expected to decrease in 2022 due to changes to the structure of the merger.

Date of Option Grant	# of Options Granted	Fair Value of Underlying Stock*
1/27/2021	185,000	$1.41
3/29/2021	3,056,993	$1.51
3/30/2021	305,583	$1.51
6/1/2021	880,874	$2.26
6/25/2021	204,500	$2.55
7/3/2021	273,365	$2.65
8/10/2021	937,731	$3.69
9/28/2021	566,250	$5.46
11/10/2021	353,000	$6.63
12/3/2021	237,000	$7.12
5/16/2022	3,594	$6.42
8/18/2022	125,000	$2.23

* To evaluate the fair value of the common stock for option grants between each independent valuation and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying common shares granted. Tempo determined that a linear interpolation was appropriate between each measurement period as there were no material changes in Tempo’s business.

18

Warrant Liability

Liability classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants in the statements of operations. We estimate the fair value of these liabilities using the Black-Scholes option pricing model. As further discussed in Stock-Based Compensation above, assumptions used are based on the individual characteristics of the warrants on each valuation date, including contemplating changes in the value of the shares underlying such warrants.

Fair Value Measurements

The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, term loans, convertible notes, convertible notes - related party and warrant liabilities. The Company has determined the carrying value of these assets and liabilities approximates the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments. The balances outstanding under the loans payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible notes, convertible notes - related party and warrant liabilities are carried at fair value.

The Company classified the convertible debt and liability classified convertible preferred stock and common stock warrants as Level 3 financial instruments.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to Tempo is described in Note 2, Significant Accounting Policies, in the Notes to the Financial Statements.

19

Results of operations

Nine months ended September 30, 2022 compared to nine months ended September 30, 2021

The following table sets forth Tempo’s unaudited statements of operations data for the nine months ended September 30, 2022 and 2021, respectively. We have derived this data from our unaudited interim condensed financial statements included elsewhere in this prospectus. Tempo has prepared the six-months data on a consistent basis with the audited financial statements as of and for the years ended December 31, 2021 and 2020. In the opinion of Tempo’s management, the unaudited six-months financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

	Nine Months Ended September 30,
(In thousands)	2022	2021	$ Change	% Change
Statement of Operations:
Revenue	$9,146	$13,354	$(4,208)	-32%
Cost of revenue	8,141	10,696	(2,555)	-24%
Gross profit	1,005	2,658	(1,653)	-62%
Operating expenses
Research and development	8,317	6,538	1,779	27%
Sales and marketing	7,363	6,504	859	13%
General and administrative	9,992	12,098	(2,106)	-17%
Impairment loss	297	—	297	N.M.
Total operating expenses	25,969	25,140	829	3%
Loss from operations	(24,964)	(22,482)	(2,482)	11%
Other income (expense), net
Interest expense	(6,902)	(2,069)	(4,833)	234%
Other financing cost	(30,793)	—	(30,793)	N.M.
Interest income	7	3	4	133%
Loss on debt extinguishment	(38,939)	—	(38,939)	N.M.
Other income (expense)	(4)	2,500	(2,504)	-100%
Change in fair value of warrant and derivatives	5,674	(2,340)	8,014	-342%
Change in fair value of debt	(597)	—	(597)	N.M.
Total other income (expense), net	(71,554)	(1,906)	(69,648)	3654%
Loss before income taxes	(96,518)	(24,388)	(72,130)	296%
Income tax provision	—	—	—	N.M.
Net loss	$(96,518)	$(24,388)	$(72,130)	296%

N.M. — Percentage change not meaningful

20

Revenue

Revenue for the nine months ended September 30, 2022 was $9.1 million compared to $13.4 million, for the same period in 2021. The year-over-year decrease of $4.2 million, or 32% is primarily due to global semiconductor supply shortage which lengthened the time between the booking of orders and the recognition of revenue. Consequently, Tempo's revenue backlog at the end of September 2022 increased.

Cost of revenue and gross profit

Cost of revenue for the nine months ended September 30, 2022 was $8.1 million compared to $10.7 million for the nine months ended September 30, 2021. The decrease of $2.6 million in cost of revenue for the nine months ended September 30, 2022 over the same period in 2021 was primarily driven by decrease in sales which was partially offset by an increase in direct material costs on account of the global semiconductor supply shortage during the nine months ended September 30, 2022.

Our gross profits for the nine months ended September 30, 2022 decreased by $1.7 million, or 62%, as compared to the nine months ended September 30, 2021. The gross profit percentage decreased from 20% to 11% primarily due to reduced sales volumes and an increase in direct material costs, both on account of the global semiconductor supply shortage during the nine months ended September 30, 2022.

Research and development expenses

Research and development expenses for the nine months ended September 30, 2022 increased by $1.8 million, or 27%, compared to the same period in 2021. The increase in research and development expenses is primarily attributable to a $0.6 million increase in employee compensation and benefits driven by an average rise of 15% in headcount, a $0.2 million increase related to severance payments for a reduction in force in May and August of 2022, a $0.6 million increase in consulting and professional services, a $0.2 million increase in stock-based compensation expenses, and a $0.1 million increase in software licenses and subscriptions.

Sales and marketing expenses

Sales and marketing expenses for the nine months ended September 30, 2022 increased by $0.9 million, or 13%, compared to the same period in 2021. The increase in sales and marketing expenses is primarily attributable to a $0.7 million increase in employee compensation and benefits driven by an average rise of 20% in headcount, and a $0.2 million increase in stock-based compensation expense.

21

General and administrative expenses

General and administrative expenses for the nine months ended September 30, 2022 decreased by $2.1 million, or 17%, compared to the same period in 2021. The decrease in general and administrative expenses is primarily attributable to a $1.7 million decrease in legal fees, related to merger and acquisition activities, and a $0.6 million decrease in recruiting related expenses. This was partially offset by $0.2 million increase in integration costs related to merger.

Impairment loss

The Company abandoned a section of their ROU asset which was not recoverable and recognized an impairment charge of $0.1 million to the right of use asset, and a $0.2 million impairment charge to the leasehold improvements.

Interest expense

Interest expense for the nine months ended September 30, 2022 increased by $4.8 million, or 234%, as compared to the nine months ended September 30, 2021 primarily due to the additional $10.0 million term loan and $10.6 million convertible debt entered into during the nine months ended September 30, 2022 (See Note 7 and Note 8 to the unaudited Interim Condensed Financial Statements as of September 30, 2022 and December 31, 2021) as compared to an equipment loan and the June 2021 Credit Facility both with SQN Venture Income Fund II, LP during the nine months ended September 30, 2021.

Other financing cost

Other financing cost for the nine months ended September 30, 2022 is primarily related to issuance of 18,262,167 warrants to existing investors. The warrants were measured at fair value on the issuance which valued at $27.5 million. Additionally, $3.2 million was recognized as other financing cost which related to convert cash received.

Interest income

Interest income for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 was not material.

Loss on debt extinguishment

Loss on debt extinguishment for the nine months ended September 30, 2022 is related to the termination of loan and security agreements, convertible promissory notes, and bridge notes which was accounted for as an extinguishment of debt. These borrowing arrangements were replaced by August 2022 Bridge Notes. Accordingly, the Company recorded a loss on debt extinguishment of $38.9 million.

Other income (expense)

Other income increased by $2.5 million, or 100%, from the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 related to gain on PPP loan forgiveness in August 2021.

Fair value of warrant and derivative liabilities

Fair value of warrant and derivative liabilities increased by $8.0 million, or 342%, from the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was related to the issuance of 18,542,168 warrants during the nine months ended September 30, 2022 in conjunction with entering into the various convertible debt and term loans as compared to 641,333 warrants issued during the nine months ended September 30, 2021.

Fair value of debt

The Company accounts for certain convertible notes outstanding as on nine months ended September 30, 2022 under the fair value option election of ASC 825. The estimated fair value adjustment of $0.6 million related to these convertible notes was recognized for the nine months ended September 30, 2022.

22

Net loss

As a result of the factors discussed above, our net loss for the nine months ended September 30, 2022 was $96.5 million, an increase of $72.1 million, or 296%, as compared to $24.4 million for the nine months ended September 30, 2021.

Liquidity and Going Concern

Tempo’s primary sources of liquidity is cash provided by preferred equity offerings, and borrowings from various debt issuances. Since inception, the Company has used its resources principally on product development efforts, including the development of Tempo’s software platform, growing our business, and making necessary investments in building Tempo’s factory in San Francisco. As of September 30, 2022, Tempo had an accumulated deficit of $204.8 million, $0.9 million in cash, cash equivalents, and restricted cash and a negative working capital of $91.4 million. During the nine months ended September 30, 2022, the Company used net cash of $20.2 million in operating activities and incurred a net loss of $96.5 million. Additionally, as of the date these financial statements were available for issuance the Company has $31.7 million of loans principal payments and finance lease obligations coming due within the next 12 months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. As such, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Debt Financings

Term Loan and Credit Facility with Financial Institution

To finance its operations, Tempo entered into a series of terms loans with a certain lenders.

In June 2020, Tempo entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank where Tempo drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). If Tempo defaults on the loan, the lender shall have a first priority on all asset lien, including intellectual property. There is a collateral carve out for up to $4.0 million for specific-lien equipment financing, which shall be subject to SVB’s approval.

The Credit Facility is limited to the lesser of $4.0 million or the amount available under the borrowing base defined by the agreement, less the outstanding principal balance of any advances. During 2020, Tempo drew down $1.6 million from the credit facility and repaid the amount back in full.

On June 23, 2021, Tempo entered into an amended and restated loan and security agreement with Silicon Valley Bank which expanded the term loan debt obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. We were required to make monthly interest only payments from January 2021 through December 2021, thereafter certain monthly principal plus interest payments for a period of 8 months beginning from January 2022 and a final payment of the balance principal and interest outstanding under the agreement in September 2022.

23

On October 14, 2021, the Company paid $10.3 million to settle the Credit Facility under the amended and restated loan and security agreement with Silicon Valley Bank including $0.3 million of interest and final payment.

Equipment Loan and Security Agreement

On January 29, 2021, Tempo entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each with a borrowing capacity up to $3.0 million.

On January 29, 2021, Tempo drew down $3.0 million of the facility. Tempo is required to make monthly payments for a period of 42 months on this tranche. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by Tempo, provided that certain criteria are met, such as Tempo not having defaulted on the Tranche I Loan and there having not been a material adverse change (as defined in the Loan and Security Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases.

Paycheck Protection Program Loan

In May 2020, Tempo was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. Monthly payments of principal and interest of approximately $0.1 million began in December 2020, subject to deferral as Tempo has applied for debt forgiveness, and continue through maturity in May 2022, if required.

Tempo applied for forgiveness of the PPP loan and has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. Loan forgiveness is reflected in other income and expense section in the statement of operations.

June 2021 Credit Facility

On June 23, 2021, the Company entered into a loan and security agreement with SQN Venture Income Fund II, LP (the “June 2021 Credit Facility”). The June 2021 Credit Facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.

On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement in December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The June 2021 Credit Facility is used for general working capital purposes.

Loan and Security Agreement

On October 13, 2021, the Company entered into a loan and security agreement (the “LSA”) with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The loan facility replaced the June 2021 Credit Facility, providing for maximum borrowing capacity of $150.0 million consisting of four tranches. Under the LSA, tranche 1 allowed for the rollover of Tempo’s existing borrowings of $20.0 million under the June 2021 Credit Facility. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 of the LSA is $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company upon the de-SPAC with ACE, subject to lender approval. The loans have an earliest expiration date of December 23, 2022.

The termination of the June 2021 Credit Facility and subsequent borrowings under tranche 1 of the LSA was accounted for as a partial extinguishment of debt. Specifically, upon entering into the LSA, the Company became indebted to a new lender in the amount of $6.0 million, while $14.0 million of obligations are due to the same lender group party to the June 2021 Credit Facility. The $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, the Company recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount. The extinguishment of $6.0 million with the old lender and subsequent borrowings of $6.0 million from the new lender did not involve the receipt or constructive receipt of cash and accordingly has been reflected as noncash financing activities in the statement of cash flows during the year ended December 31, 2021. The Company also evaluated the $14.0 million of debt outstanding with continuing lenders and concluded the transaction should be treated as a modification of debt.

24

On January 11, 2022, the Company entered into the first amendment to the LSA to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. For the original $20.0 million borrowed under tranche 1, the maturity date is December 23, 2022 and the $10.0 million borrowed under the expanded portion of tranche 1 provides for a maturity date of February 12, 2023.

On May 1, 2022, the Company was in breach of its covenants under the LSA. As a result, the Company recorded $0.3 million of default interest expense in the Company’s condensed statement of operations during the nine months ended September 30, 2022. As of August 25, 2022, the Company was in breach of its covenants under the LSA and the debt including all interest due through maturity, is callable by the lender.

August 2022 Bridge Notes

On August 25, 2022, Tempo entered into a note purchase agreement with the Initial Bridge Investors under the Loan and Security Agreement, pursuant to which Tempo agreed to issue up to $5.0 million in aggregate principal amount of August 2022 Bridge Notes to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the Loan and Security Agreement. Additionally, Tempo may, from time to time prior to October 9, 2022, issue up to $0.7 million in aggregate principal amount of additional August 2022 Bridge Notes to one or more additional investors.

The August 2022 Bridge Notes initially bear interest at a rate of 10% per annum. The August 2022 Bridge Notes will mature, and all outstanding principal and accrued but unpaid interest thereunder will be due and payable by Tempo, on the earlier of August 25, 2023 and the time at which such outstanding amount becomes due and payable upon an event of default under the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

On August 25, 2022, as a condition to closing the issuance and sale of the August 2022 Bridge Notes, Tempo:

•	amended and restated the 2022 Promissory Notes on substantially similar terms to the August 2022 Bridge Notes;

•	entered into an amended and restated warrant with existing investors, which amended and restated that certain Warrant to Purchase Shares of Common Stock, dated as of October 11, 2021, to, among other things, provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the business combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing; and

25

•	adopted that certain Amended and Restated Fifth Amended and Restated Certificate of Incorporation of Tempo, to, among other things, (i) increase the authorized capital of Tempo for purposes of reserving for issuance an adequate number of shares of Tempo common stock and Tempo preferred stock for issuance upon conversion of the August 2022 Bridge Notes; and (ii) create a new series of Tempo preferred stock designated as “Series C-3 Preferred Stock” and establish the rights, preferences and privileges of such series of Tempo preferred stock for purposes of issuing shares of such series of Tempo preferred stock upon conversion of the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

Convertible Senior Notes

On January 18, 2022, the Company and ACE secured a principal amount of $200.0 million from the issuance of 15.5% convertible senior notes. On July 30, 2022, OCM delivered a notice of termination to ACE and Tempo, pursuant to which OCM terminated the subscription agreement relating to the issuance of the 15.5% convertible senior notes. On September 4, 2022, Tempo, ACE, OCM and Oaktree entered into the Oaktree Termination Letter pursuant to which the termination fee in connection with the Oaktree Subscription Agreement was reduced from 3.5% of the aggregate principal amount of the subscribed notes (approximately $7.0 million) to 0.6% of the aggregate principal amount of the subscribed notes (approximately $1.1 million) if the closing of the Business Combination occurs on or before the Specified Fee Date, to be paid on the earlier of (i) six months after the Closing and (ii) the date on which either ACE or Tempo commence bankruptcy proceedings. In addition to the Reduced Termination Fee, ACE and Tempo are required to pay approximately $1.2 million in fees and expenses to OCM on the earlier of (x) immediately following the Closing and (y) the Outside Business Combination Date. The Reduced Termination Fee and all other fees and expenses owed to OCM under the Oaktree Termination Letter will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. The Oaktree Termination Letter states that if the Business Combination has not been consummated prior to the Specified Fee Date, on the earliest of (I) the date on which the Merger Agreement is terminated, (II) the date on which either ACE or Tempo commence bankruptcy proceedings and (III) June 15, 2023, ACE and Tempo will pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses. To the extent the termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of the termination fee (together with all other unpaid fees and expenses) will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. On October 11, 2022, Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to November 15, 2022. On November 15, 2022, Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to December 1, 2022.

Convertible Promissory Notes

On January 18, 2022, Tempo issued a convertible promissory notes to existing investors for gross proceeds of $5.0 million (the “2022 Promissory Notes”). The 2022 Promissory Notes bear simple interest on the unpaid principal at a rate of 10% per year and are due and payable by us on demand any time after November 15, 2022. The outstanding amount will convert into securities of ACE upon the earlier to occur of the closing of the transactions and the closing of the first qualified financing following any termination of the business combination agreement as applicable.

26

The convertible promissory notes were advanced in contemplation of the Merger with ACE are expected to be considered part of the funding contemplated to consummate the Merger.

On July 1, 2022, ACE, Tempo and ACE Equity Partners International Pte. Ltd. (“AEPI”) entered into an Unsecured Subordinated Convertible Note (the “Bridge Note”) due September 30, 2022, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $4.6 million of which was advanced to Tempo as of September 30, 2022. On August 25, 2022, in connection with the Bridge Financing, the Bridge Note was amended and restated on substantially similar terms to the August 2022 Bridge Notes.

Convertible Junior Notes

In March 2022, the Company and ACE entered into a Securities Purchase Agreement with ACE SO3, pursuant to which ACESO3 agreed to purchase an unsecured subordinated convertible note in an aggregate principal amount of $20.0 million (the “ACE Convertible Note”) from New Tempo in connection with the Closing of the business combination. The ACE Convertible Note will bear interest at a rate of 18% per annum, payable in kind by increasing the outstanding principal amount of the ACE Convertible Note. Upon the earlier to occur of the conversion or payment in full of the principal amount hereof and all accrued but unpaid interest hereunder and the maturity date, New Tempo will pay to the holder of the ACE Convertible an amount equal 5% of the initial principal amount thereof.

On July 1, 2022, ACE and ACE SO3 entered into a termination agreement, pursuant to which the ACE Securities Purchase Agreement was terminated in its entirety in accordance with its terms.

Cantor Share Purchase Agreement

In March 2022, the Company and ACE entered into the Cantor Purchase Agreement with CF Principal relating to a committed equity facility (the “Facility”). Pursuant to the Cantor Purchase Agreement, New Tempo will have the right from time to time at its option following closing of the merger to sell to CF Principal up to $100.0 million of New Tempo common stock subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. As a commitment fee for Cantor’s services under the Cantor Purchase Agreement, New Tempo will issue to Cantor a number of shares of New Tempo common stock equal to the quotient of $3,500,000 divided by the fair market value of a share of New Tempo common stock on the earlier of (i) the trading day immediately prior to the filing of a resale registration statement with respect to the shares of New Tempo common stock to be sold under the Facility and (ii) the date on which Cantor sends an invoice to New Tempo with respect to such commitment fee.

On September 23, 2022, ACE, Tempo and CFPI entered into a termination agreement, pursuant to which the parties mutually agreed to terminate the Cantor Purchase Agreement and the Cantor Registration Rights Agreement in their entirety. The Company intends to establish a committed equity facility with one or more alternative investors following the closing of the Business Combination. There can be no guarantee that the Company will be able to obtain a commitment for such facility from an alternative investor on similar terms to the Cantor Facility or at all.

White Lion Stock Purchase Agreement

On November 21, 2022, ACE entered into a Common Stock Purchase Agreement and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Common Stock Purchase Agreement, ACE has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the exchange cap, in each case, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

27

Cash flows for the nine months ended September 30, 2022 and 2021

The following table summarizes Tempo’s cash flows from operating, investing, and financing activities for the nine months ended September 30, 2022 and 2021:

	For the Nine Months Ended September 30,
(in thousands)	2022	2021
Net cash used in operating activities	$(20,182)	$(20,883)
Net cash used in investing activities	$(24)	$(453)
Net cash provided by financing activities	$17,875	$27,434

Cash flows from operating activities

For the nine months ended September 30, 2022, operating activities used $20.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $96.5 million, offset by our non-cash charges of $73.7 million primarily consisting of depreciation and amortization of $5.9 million, stock-based compensation of $2.3 million, noncash other financing cost of $30.8 million related to warrant liability, impairment loss of $0.3 million, loss on debt extinguishment of $38.9 million, non-cash operating lease expense of $0.6 million, and $0.6 million of change in fair value of debt, which was offset by change in fair value of warrants of $5.7 million. The cash provided from our changes in our operating assets and liabilities was $2.6 million, which was primarily due to a $1.0 million decrease in accounts receivable, $0.2 million decrease in contract assets, a $3.4 million increase in accounts payable related to timing of payments, a $1.9 million increase in contract liabilities due to increase in prepayment received from customers, $1.2 million increase in accrued liabilities due to legal and professional fees incurred related to merger and acquisition related activities, which was offset by a $2.0 million increase in inventory related to materials purchased for upcoming assembly orders, a $2.0 million increase in other non-current assets due to capitalization of SPAC costs, a $0.3 million increase in prepaid expenses and other current assets, and a $0.8 million decrease in operating lease liabilities.

For the nine months ended September 30, 2021, operating activities used $20.9 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $24.4 million, offset by our non-cash charges of $4.5 million primarily consisting of depreciation and amortization of $2.4 million, stock-based compensation of $1.7 million, non-cash operating lease expense of $0.6 million and $2.3 million of change in fair value of warrants, which was offset by $2.5 million of gain on PPP loan forgiveness. The cash used by our changes in our operating assets and liabilities was $1.0 million, which was primarily due to $1.0 million increase in accounts payable, $2.2 million increase in accrued liabilities and $0.3 million increase in contract liability. These amounts were offset by $2.0 million increase in accounts receivable, increase of $0.3 million in contract assets, $0.6 million in inventory, $0.3 million increase in prepaids, $0.6 million increase in other non-current assets, and $0.7 million decrease in operating lease liabilities.

Cash flows from investing activities

During the nine months ended September 30, 2022 and 2021, cash used in investing activities was $24 thousand and $0.5 million, respectively, which consisted of expenditures to purchase property and equipment.

28

Cash flows from financing activities

During the nine months ended September 30, 2022, cash provided by financing activities was $17.9 million, primarily from net proceeds of issuance of debt of $9.9 million, net proceeds of issuance of related party debt of $10.6 million, which was offset by principal payments under finance lease of $0.8 million, debt repayment of $0.6 million, and payments for deferred transaction costs of $1.3 million.

During the nine months ended September 30, 2021, cash provided by financing activities was $27.4 million, primarily from net proceeds from the issuance of debt of $32.6 million, which was offset by debt repayment of $4.5 million and principal payments made under finance lease of $0.7 million.

Off balance sheet arrangements

Tempo does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Tempo is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently Tempo does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Following the consummation of the Business Combination, New Tempo will be an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. New Tempo intends to elect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Tempo (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, New Tempo’s financial statements following the consummation of the Business Combination may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, New Tempo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, New Tempo intends to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation- related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

29

New Tempo will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of ACE’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Tempo’s operations expose Tempo to a variety of market risks. Tempo monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Our exposure to market risk includes changes in interest rates that could affect the balance sheet, statement of operations, and the statement of cash flows. We are exposed to interest rate risk primarily on variable rate borrowings under the credit facility. There were $83.5 million in borrowings outstanding under debt facilities with variable interest rates as of September 30, 2022.

The impact of a hypothetical change of 10.0% in variable interest rates would not have a material effect on our Financial Statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 7 — ”Borrowing Arrangements” and Note 8  — ”Borrowing Arrangements – Related Party” to the unaudited Interim Condensed Financial Statements as of September 30, 2022 and December 31, 2021 for additional information regarding our outstanding debt obligations.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of leading innovators in space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. We do not require collateral on our accounts receivables.

As of September 30, 2022, two customers accounted for 37% and 13% of our accounts receivables, respectively. No other customers accounted for more than 10% of our accounts receivable, net.

During the nine months ended September 30, 2022, two customers accounted for 26% and 23% of our total revenue, respectively. During the nine months ended September 30, 2021, one customer accounted for 53% of our total revenue. No other customers accounted for more than 10% of our total revenue.

Further, our accounts receivable are from companies within the various industries listed above and, as such, we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

Properties

The properties of the Company are described in the Proxy Statement/Prospectus in the section entitled “Information About Tempo” beginning on page 274 thereof and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

30

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Tempo Automation Holdings, Inc., 2460 Alameda St., San Francisco, CA 94103.

The beneficial ownership of our Common Stock is based on 26,393,289 shares of Common Stock issued and outstanding immediately following consummation of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment.

Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Point72 Ventures Investments, LLC(1)	5,348,593	20.26%
Lux Ventures IV, L.P. (2)	2,786,665	10.56%
SQN and Affiliates(3)	3,085,663	11.69%
Structural and Affiliates(4)	1,755,690	6.65%
ACE Convergence Acquisition LLC(5)	6,888,642	22.1%
ACE Equity Partners LLC(6)	2,461,872	8.9%
Kai Yeung Sunny Siu(7)	1,558,500	5.8%
Directors and Named Executive Officers:
Behrooz Abdi(5)	6,888,642	22.1%
Joy Weiss	486,373	1.81%
Ryan Benton	179,187	*
Matthew Granade	69,568	*
Omid Tahernia	35,000	*
Jacqueline Dee Schneider	20,265	*
Directors and executive officers as a group (6 individuals)	7,679,035	24.11%

*	Less than one percent.

(1)	Consists of (a) 3,841,514 shares of New Tempo common stock (inclusive of shares of New Tempo common stock from the conversion of existing capital stock and from the net share settlement of existing Tempo warrants to purchase shares of Tempo common stock and preferred stock) held by Point72 Ventures Investments, LLC and (b) 1,507,078 shares of New Tempo common stock issued to Point72 Ventures Investments, LLC in connection with the Bridge Financing. Point72 Private Investments, LLC is the managing member of Point72 Ventures Partners, LLC, the sole member of Point72 Ventures Investments, LLC, and exercises voting and dispositive power over the shares noted herein held by Point72 Ventures Investments, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72, L.P., the sole member of Point72 Private Investments, LLC, and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Steven A. Cohen is the sole stockholder and director of Point72 Capital Advisors, Inc. and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Each of Point72 Ventures Partners, LLC, Point72 Private Investments, LLC, Point72, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.

31

(2)	Consists of (a) 1,322,942 shares of New Tempo common stock held by Lux Ventures IV, L.P., (b) 1,073,722 shares of New Tempo common stock issued to Lux Ventures IV, L.P. in connection with the Bridge Financing and (c) 390,000 shares of New Tempo common stock issued to Lux Ventures IV, L.P. in connection with the PIPE Investment. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Each of Lux Venture Partners IV, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(3)	Consists of (a) 1,000,600 shares of New Tempo common stock held by SQN Venture Income Fund II, LP. and SQN Tempo Automation LLC as SQN and Affiliates, (b) 932,397 shares of New Tempo common stock issued to SQN and Affiliates in connection with the Bridge Financing and (c) 1,152,666 shares of New Tempo common stock issued to SQN and Affiliates in connection with the PIPE Investment. SQN VIF GP II, LLC is the general partner of SQN Venture Income Fund II, LP and SQN Venture Partners, LLC is the general partner of SQN Tempo Automation LLC both of which have the sole managing partner being SQN Venture Partners, LLC respectively and exercises voting and dispositive power over the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. SQN Venture Partners, LLC is the sole managing partner of SQN and Affiliates (the “Managing Partnership”) and may be deemed to share voting and dispositive power for the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. Each of SQN VIF II GP, LLC SQN Tempo Automation, LLC and the Managing Partnership separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o SQN Venture Partners, LLC, 320 Broad Street Suite 250 Charleston, SC 29401.

(4)	Consists of (a) 548,547 shares of New Tempo common stock held by Structural Capital Investments III, L.P., Structural Capital Holdings III, L.P. and by Series Structural DCO II Series of Structural Capital DCO, LLC (“Structural Capital and Affiliates”), (b) 539,809 shares of New Tempo common stock issued to Structural Capital and Affiliates in connection with the Bridge Financing and (c) 667,334 shares of New Tempo common stock issued to SQN and Affiliates in connection with the PIPE Investment. Structural Capital GP III, LLC is the general partner of Structural Capital and Affiliates and exercises voting and dispositive power over the shares noted herein held by Structural Capital and Affiliates. Kai Tse, Larry Gross, and Todd Jaquez-Fissori are the individual managing members of Structural Capital GP III, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Structural Capital GP III, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Structural Capital and Affiliates. Each of Structural Capital GP III, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Structural Capital Management, 400 Oyster Point Blvd, South San Francisco, CA 94080.

(5)	Consists of (i) 2,129,106 shares of New Tempo common stock held by ACE Convergence Acquisition LLC (the “Sponsor”) and (ii) warrants to purchase 4,759,536 shares of New Tempo common stock held by the Sponsor. ACE Equity Partners LLC indirectly owns a majority interest in the Sponsor through ACE SO3 Holdings Limited, a wholly owned and controlled subsidiary of ACE Equity Partners LLC. ACE Equity Partners LLC is owned and controlled by David Young Ko, a United States citizen and resident of South Korea. The manager of the Sponsor, Behrooz Abdi, by virtue of his control over the Sponsor, may be deemed to beneficially own shares held by the Sponsor. 2,030,786 shares of New Tempo common stock held by the Sponsor are subject to restrictions on transfer until November 22, 2023. 565,000 shares of New Tempo common stock held by the Sponsor are subject to potential forfeiture if certain earnout vesting conditions are not met. The business address of the Sponsor is 1013 Centre Road, Suite 403S, Wilmington, DE 19805.

(6)	Consists of (i) 485,714 shares of New Tempo common stock held by ACE SO5 Holdings Limited, 135,000 of which are subject to potential forfeiture if certain earnout vesting conditions are not met, (ii) 95,694 shares of New Tempo common stock held by ACE Equity Partners International Pte Ltd. (“AEPI”), (iii) 520,000 shares of New Tempo common stock held by Acme Height Limited, (iv) warrants to purchase 891,714 shares of New Tempo common stock held by ACE SO5 Holdings Limited and (v) warrants to purchase 468,750 shares of New Tempo common stock held by ACE SO3 Holdings Limited. AEPI is the sole owner of the voting equity of ACE SO5 Holdings Limited and the sole owner of Acme Height Limited. The sole shareholder of AEPI is ACE Equity Partners LLC, which is wholly owned and controlled by David Young Ko. The sole shareholder of ACE SO3 Holdings Limited is ACE Equity Partners LLC. The business address of ACE SO5 Holdings Limited and AEPI is 8 Marina View, Asia Square Tower 1, #43-01, Singapore, 018960. The business address of ACE Equity Partners LLC and David Young Ko is 31, Nonhyeon-ro, 36-gil, Gangnam-gu, Seoul, Korea 06296.

(7)	Consists of (i) 1,078,500 shares of New Tempo common stock, 300,000 of which are subject to potential forfeiture if certain earnout vesting conditions are not met, and (ii) warrants to purchase 480,000 shares of New Tempo common stock. The business address of Kai Yeung Sunny Siu is 79C Sun Sky, The Cullinan, 1 Austin Road West, Hong Kong.

Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement/Prospectus in the section entitled “Management of New Tempo Following the Business Combination” beginning on page 305 thereof and that information is incorporated herein by reference.

32

Directors

Pursuant to the approval of ACE shareholders from the Extraordinary General Meeting, the following persons constitute the Company’s Board effective as of the Closing: Joy Weiss, Ryan Benton, Behrooz Abdi, Matthew Granade, Omid Tahernia and Jacqueline Schneider. Dawn Sprague, Ralph Richart, Jeffrey McAlvay, Matthew Granade, Jacqueline Schneider, Sri Chandrasekar and Zavain Dar resigned as directors of the Company effective as of the Closing. Ms. Schneider and Mr. Benton were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Messrs. Granade and Tahernia were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Ms. Weiss and Mr. Abdi were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of New Tempo Following the Business Combination” beginning on page 305, which is incorporated herein by reference.

Independence of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Abdi, Granade and Tahernia and Ms. Schneider are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Effective as of the Closing, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees report to the Board.

Effective as of the Closing, the Board appointed Ms. Schneider and Messrs. Granade and Tahernia to serve on the Audit Committee, with Mr. Granade as chair. The Board appointed Ms. Schneider and Messrs. Abdi and Tahernia to serve on the Compensation Committee, with Ms. Schneider as chair. The Board appointed Messrs. Granade and Abdi to serve on the Nominating and Corporate Governance Committee, with Mr. Abdi as chair.

Executive Officers

Effective as of the Closing, Mr. Abdi resigned as Chief Executive Officer, and Ms. Park resigned as Chief Financial Officer. Effective as of the Closing, the Board appointed Ms. Weiss to serve as President and Chief Executive Officer and Mr. Benton to serve as Chief Financial Officer and Secretary. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of New Tempo Following the Business Combination” beginning on page 305, which is incorporated herein by reference.

Executive Compensation

The executive compensation of the Company’s named executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “Executive Compensation” beginning on page 312 thereof and that information is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Mr. Benton served as the Chief Financial Officer of Legacy Tempo and as a member of the ACE board of directors and the compensation committee thereof. Mr. Benton currently serves as the Chief Financial Officer of the Company following the consummation of the Business Combination. Mr. Abdi served as the Chief Executive Officer and Chairman of the board of directors of ACE, and currently serves as a member of the Board following consummation of the Business Combination. None of the members of Legacy Tempo’s compensation committee have ever been an executive officer or employee of Legacy Tempo or ACE, and, other than Mr. Benton, no current or former officer or employee of either Tempo or the Company has been a member of the board of directors of either Tempo or the Company and participated in deliberations concerning executive officer compensation. Other than Mr. Benton and Mr. Abdi, none of the Company’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee

33

Certain Relationships and Related Transactions

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 328 thereof and are incorporated herein by reference.

Risk Oversight

Our risk management oversight is described in the Proxy Statement/Prospectus in the section entitled “Management of New Tempo Following the Business Combination—Role of the Board in Risk Oversight” beginning on page 308 thereof and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About Tempo—Legal Proceedings” beginning on page 280, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

The market price of and dividends on ACE’s common equity, warrants and units and related stockholder matters is described in the Proxy Statement/Prospectus in the Section entitled “Market Price and Dividend Information” beginning on page 72 thereof and that information is incorporated herein by reference.

The Common Stock and warrants commenced trading on Nasdaq under the symbols “TMPO” and “TMPOW,” respectively, on November 23, 2022, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination, in lieu of the Class A Ordinary Shares and warrants of ACE. ACE’s units ceased trading separately on Nasdaq on November 22, 2022.

Holders of Record

As of the Closing and following the completion of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment, the Company had 26,393,289 shares of Common Stock outstanding held of record by approximately 124 holders, no shares of preferred stock outstanding, and 38,543 warrants outstanding held of record by 1 holder. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section entitled “Incentive Award Plan Proposal” beginning on page 209 thereof, which is incorporated herein by reference. As described below, the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “2022 Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by ACE’s shareholders at the Extraordinary General Meeting.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of shares of Common Stock pursuant to the PIPE Investment, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Proxy Statement/Prospectus in the section entitled “Description of New Tempo Securities” beginning on page 343 thereof and that information is incorporated herein by reference. As described below, the Company’s Certificate of Incorporation was approved by ACE’s shareholders at the Extraordinary General Meeting and became effective as of the Domestication.

34

Indemnification of Directors and Officers

The indemnification of our directors and officers is described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Party Transactions—Director and Officer Indemnification” beginning on page 337 thereof and that information is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the change in the Company’s certifying accountant, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

At the Closing, the Company consummated the PIPE Investment. The disclosure under Item 2.01 of this Report relating to the PIPE Investment is incorporated into this Item 3.02 by reference.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 3.03. Material Modification to Rights of Security Holders.

Immediately prior to the consummation of the Transactions, ACE filed the Certificate of Incorporation with the Secretary of State of the State of Delaware. The material terms of the Certificate of Incorporation and ACE’s bylaws (the “Bylaws”) and the general effect upon the rights of holders of ACE’s capital stock are discussed in the Proxy Statement/Prospectus in the sections titled “Domestication Proposal” beginning on page 189 and “Organizational Documents Proposals” beginning on page 192, which are incorporated by reference herein.

The disclosures set forth under the Introductory Note and in Item 2.01 of this Report are also incorporated herein by reference. Copies of the Certificate of Incorporation and Bylaws are included as Exhibit 3.1 and 3.2, respectively, to this Report and are incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certified Accountant.

On November 22, 2022, the Audit Committee approved the engagement of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. BDO served as the independent registered public accounting firm of Legacy Tempo prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by BDO as the Company’s independent registered public accounting firm.

Withum’s report on the Company’s financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021, and for the period from March 31, 2020 (inception) through December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except for an explanatory paragraph in such report regarding substantial doubt about ACE’s ability to continue as a going concern.

During the period from March 31, 2020 (inception) through December 31, 2021 and the subsequent period through November 22, 2022, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

35

During the period from March 31, 2020 (inception) to December 31, 2021 and the interim period through September 30, 2022, the Company did not consult BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by BDO that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided Withum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Withum is attached as Exhibit 16.1 to this Report.

Item 5.01. Changes in Control of the Registrant.

The information set forth under the Introductory Note and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Officers,” “Executive Compensation,” “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 to this Report is incorporated herein by reference.

As previously disclosed, at the Extraordinary General Meeting, the shareholders of ACE considered and approved the 2022 Plan which became effective immediately upon the Closing. A description of the 2022 Plan is included in the Proxy Statement/Prospectus in the section entitled “Incentive Award Plan Proposal” beginning on page 209 thereof, which is incorporated herein by reference.

The foregoing description of the 2022 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2022 Plan, which is filed as Exhibit 10.14 to this Report and is incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on the Closing Date, the Board approved and adopted a new Code of Ethics and Conduct applicable to all employees, officers and directors of the Company. A copy of the Code of Ethics and Conduct can be found at https://www.tempoautomation.com/investor-relations/.

The foregoing description of the Code of Ethics and Conduct Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Ethics and Conduct Policy, which is filed as Exhibit 14.1 to this Report and is incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased to be a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections entitled “Business Combination Proposal” beginning on page 128 thereof, which is incorporated herein by reference.

36

Item 9.01. Financial Statement and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Legacy Tempo as of and for the years ended December 31, 2021 and 2020 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-57 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Tempo as of and for the nine months ended September 30, 2022 and 2021 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 225 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company for the nine months ended September 30, 2022 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(c)	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1*	Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.

2.2	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.

2.3	Second Amendment to Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.

3.1	Certificate of Incorporation of Tempo Automation Holdings, Inc.

3.2	Bylaws of Tempo Automation Holdings, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Warrant Certificate.

4.3	Warrant Agreement, dated as of July 27, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	7/31/2020

37

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.1	First Amended and Restated Loan and Security Agreement, dated as of November 22, 2022, by and among Tempo Automation, Inc., as borrower, Structural Capital Investments III, LP, Series Structural DCO II series of Structural Capital DCO, LLC, CEOF Holdings LP, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP and Ocean II PLO LLC, as administrative and collateral agent for the lenders.

10.2	Amended and Restated Registration Rights Agreement, dated as of November 22, 2022, by and among the Company, the Sponsor, certain affiliates of the Sponsor and certain equityholders of Legacy Tempo named therein.

10.3	Lock-Up Agreement, dated as of November 22, 2022, by and among the Company and the other parties thereto.

10.4	Letter Agreement, dated as of July 27, 2020, by and among the Company, the Sponsor and the other parties thereto.	8-K	10.1	7/31/20

10.5	Sponsor Support Agreement, dated as of October 13, 2021, by and among the Company, the Sponsor, and the other parties thereto.

10.6	Amendment to the Sponsor Support Agreement, dated as of October 13, 2021, by and among the Company, the Sponsor, and the other parties thereto.

10.7	Second Amendment to the Sponsor Support Agreement, dated as of August 12, 2022, by and among the Company, the Sponsor, and the other parties thereto.

10.8	Third Amendment to the Sponsor Support Agreement, dated as of September 7, 2022, by and among the Company, the Sponsor, and the other parties thereto.

10.9	Form of Third Amended and Restated Subscription Agreement.

10.10	Form of Lender Subscription Agreement

10.11	Form of Indemnification Agreement.

10.12	Tempo Automation, Inc. Amended and Restated 2015 Equity Incentive Plan.

10.13	First Amendment to Tempo Automation, Inc. Amended and Restated 2015 Equity Incentive Plan.

10.14	Tempo Automation Holdings, Inc. 2022 Incentive Award Plan.

14.1	Code of Ethics and Conduct of Tempo Automation Holdings, Inc.

38

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission.

21.1	Subsidiaries of the Company.

99.1	Unaudited condensed consolidated financial statements of Legacy Tempo for the nine months ended September 30, 2022 and 2021.

99.2	Unaudited pro forma condensed combined financial information of the Company for the nine months ended September 30, 2022.

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

39

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempo Automation Holdings, Inc.

Date: December 6, 2022	By:	/s/ Joy Weiss
	Name:	Joy Weiss
	Title:	Chief Executive Officer and Chairman

40